As filed with the Securities and Exchange Commission on March 17, 2023.

Registration No. 333‑

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

PANBELA THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	88-2805017
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

712 Vista Blvd #305 Waconia, MN	55387
(Address of Principal Executive Offices)	(Zip Code)

2016 Omnibus Incentive Plan

(Full Title of the Plan)

Susan Horvath Chief Financial Officer Panbela Therapeutics, Inc. 712 Vista Blvd #305 Waconia, MN 55387 (Name and Address of Agent for Service)

Telephone number, including area code, of agent for service: (952) 479-1196

Copies to:

W. Morgan Burns

Joshua L. Colburn

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402‑3901

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non‑accelerated Filer ☑	Smaller Reporting Company ☑
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PANBELA THERAPEUTICS, INC.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E
TO FORM S-8 “REGISTRATION OF ADDITIONAL SECURITIES”

The stockholders of Panbela Therapeutics, Inc., (the “Company”) initially approved the Company’s 2016 Omnibus Incentive Plan on May 17, 2016. On May 19, 2020, the stockholders of the Company approved an amendment and restatement of the Company’s 2016 Omnibus Incentive Plan (as amended and restated, the “2016 Plan”). The 2016 Plan provides, among other things, that the number of shares of the Company’s common stock available for issuance under the plan will increase on January 1 of each year beginning in 2021 and ending on January 1, 2025 in an amount equal to the lesser of (i) the number of shares necessary to increase the total option pool to 20% of the total number of fully diluted shares (as defined in the 2016 Plan) as of December 31 of the immediately preceding calendar year and (ii) such lesser number of shares as may be determined by the Company’s Board of Directors or its Compensation Committee prior to January 1st of any calendar year.

On June 15, 2020, Panbela Research Inc. (formerly known as Panbela Therapeutics, Inc., the “Predecessor”) filed a registration statement on Form S-8 (file no. 333-239186, the “Initial Registration Statement”) with the Securities and Exchange Commission to register shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), for issuance under the 2016 Plan. Effective June 15, 2022, the Predecessor completed a corporate reorganization pursuant to which the Predecessor became a direct, wholly-owned subsidiary of the Company and the Company assumed all rights and obligations with respect to the Predecessor’s equity incentive plans, including the 2016 Plan and all outstanding awards thereunder.

Pursuant to General Instruction E to Form S-8, the contents of the Initial Registration Statement, together with all exhibits filed therewith or incorporated therein by reference, are incorporated herein by reference.

The Company has filed this registration statement on Form S-8 to register the 256,955 additional shares of Common Stock, not previously registered under the 2016 Plan, that became available for issuance under the 2016 Plan effective as of January 1, 2023.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.    Exhibits.

Exhibit Number	Description of Exhibit
4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed January 17, 2023).
4.2	Bylaws (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed June 16, 2022)
5.1+	Opinion of Faegre Drinker Biddle & Reath LLP
23.1+	Consent of Independent Registered Public Accounting Firm (Cherry Bekaert LLP)
23.2+	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)
24	Powers of Attorney (included with signatures)
99.1	2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 to current report on Form 8-K filed May 26, 2020)
107+	Filing Fee Table

+ Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 17, 2023.

PANBELA THERAPEUTICS, INC.

By:	/s/ Jennifer K. Simpson
Name: Jennifer K. Simpson
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jennifer K. Simpson and Susan Horvath, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on March 17, 2023:

Signature	Title

/s/ Jennifer K. Simpson	President and Chief Executive Officer
Jennifer K. Simpson	(principal executive officer)

/s/ Susan Horvath	Vice President of Finance, Chief Financial Officer, Treasurer and Secretary
Susan Horvath	(principal financial and accounting officer)

/s/ Michael T. Cullen	Executive Chairman and Director
Michael T. Cullen

/s/ Daniel J. Donovan	Director
Daniel J. Donovan

/s/ Arthur J. Fratamico	Director
Arthur J. Fratamico

/s/ Jeffrey E. Jacob	Director
Jeffrey E. Jacob

/s/ Jeffrey S. Mathiesen	Director
Jeffrey S. Mathiesen

/s/ D. Robert Schemel	Director
D. Robert Schemel